Exhibit 5.1
[LETTERHEAD OF AT&T INC.]
June 2, 2006
AT&T Inc.
175 E. Houston Street
San Antonio, TX 78205
Ladies and Gentlemen:
     With reference to the registration statement/joint proxy statement on Form S-4 (the “Registration Statement”) which AT&T Inc. (“AT&T”) and BellSouth Corporation, a Georgia corporation (“BellSouth”), have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to AT&T’s planned acquisition of all of the outstanding shares of BellSouth, at an exchange ratio of 1.325 shares of common stock, par value $1.00 per share, of AT&T for each BellSouth share, by means of a merger of ABC Consolidation Corp., a Georgia corporation and a wholly-owned subsidiary of AT&T (“Merger Sub”), with and into BellSouth, with BellSouth surviving, pursuant to the Agreement and Plan of Merger, dated as of March 4, 2006, among AT&T, BellSouth and Merger Sub (the “Merger Agreement”), I, as General Counsel, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, I am of the opinion that:
     1. AT&T has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.
     2. When (A) the Registration Statement has become effective under the Securities Act, (B) the shareholders of BellSouth have approved the Merger Agreement, (C) the shareholders of AT&T have approved the issuance of AT&T common shares required to be issued to BellSouth shareholders pursuant to the Merger Agreement (the “Shares”), and (D) the Shares have been duly issued and delivered in connection with the Merger Agreement as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus/joint proxy statement forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Wayne A. Wirtz
Wayne A. Wirtz